Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of September 26, 2013 among Smithfield Foods, Inc., a Virginia corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Sun Merger Sub, Inc., a Virginia corporation (“Merger Sub”) has heretofore executed and delivered to the Trustee the Indenture (the “Indenture”), dated as of July 31, 2013, providing for the issuance of an unlimited aggregate principal amount of 5.875% Senior Notes due 2021 (the “Notes”);

WHEREAS, $400,000,000 aggregate principal amount of the Notes were issued on July 31, 2013 in connection with the contemplated merger of Merger Sub with and into the Company (the “Merger”), whereby, upon consummation of the Merger, the Company will continue as the surviving corporation;

WHEREAS, the Merger has been consummated and the Company is the surviving corporation.

WHEREAS, pursuant to this Supplemental Indenture, the Company will succeed to all of the rights and obligations of Merger Sub under the Notes and the Indenture;

WHEREAS, pursuant to Section 9.01(2) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(a) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) Agreement. The Company hereby agrees as follows:

(1) The Company acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture (except Sections 3.08, 4.17 and 4.18 thereof), as of the date hereof; and (iii) perform all obligations and duties required of the Company pursuant to the Indenture;

(2) The Company hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated by Section (b)(1) has been duly and validly authorized; and

(3) The Company will deliver to the Trustee an Officer’s Certificate and the Company will deliver to the Trustee an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the transactions contemplated by Section (b)(1) have been complied with.

(c) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(e) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(f) Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

(g) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

(h) Benefits Acknowledged. Upon consummation of the Merger and execution and delivery of this Supplemental Indenture, the Company will be subject to the terms and conditions set forth in the Indenture. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations of the Company as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(i) Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the date first above written

SMITHFIELD FOODS, INC.

By:	/s/ Timothy P. Dykstra
	Name:	Timothy P. Dykstra
	Title:	Vice President and Corporate Treasurer

[Supplemental Indenture – 2021 Notes]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
	Name:	Jack Ellerin
	Title:	Vice President

[Supplemental Indenture – 2021 Notes]